Exhibit 99.1

DEFENSE INDUSTRIES INTERNATIONAL REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS;

ASHKELON, Israel, May 20, 2008, Defense Industries International, Inc. (OTCBB: DFNS.OB), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, announced financial results for the first quarter ended March 31, 2008.

Net revenues for the first quarter reached $3,125,302 compared with $3,914,572 in the first quarter of 2007.

Total sales to the local market reached approximately $2,246,219 in the first quarter of 2008, compared with sales of approximately $2,422,411 in the first quarter of 2007.

Gross profit for the first quarter of 2008 was $743,144 compared to $1,288,167 for the first quarter of 2007. The decrease in gross profit is principally attributable to the decrease in sales.

Selling expenses for the first quarter of 2008 decreased to $157,144 from $239,765 in the first quarter of 2007. General and administrative expenses for the first quarter of 2008 increased to $695,469 from $653,658 for the first quarter of 2007.

On February 18, 2008, the Company’s subsidiaries, Export Erez Ltd., Mayotex Ltd. and Achidatex Nazareth Elite (1997) Ltd., signed definitive agreements with SELA Agency, a government agency, established pursuant to the Evacuation Compensation Law, for compensation of approximately $6 million, net of advanced payments of approximately $523,000 received by the Company during 2007 with respect to their evacuation from the Erez Industrial Zone. The net compensation payments, in the amount of $4,681,838 was recognized as an extraordinary gain, net of 5% related taxes and associated costs, during the first quarter of 2008.

Net income for the first quarter of 2008 reached $4,138,203 as compared to net income of $403,910 for the first quarter of 2007.

Commenting on the results, Joseph Postbinder, CEO of Defense Industries International, Inc. said:

“Our results for the quarter reflect both our strength in the domestic military market as well as our global reach. The decrease in revenues in this quarter compared to the same period in 2007, is due to a slow start in the MOD’s budget utilization compared to the exceptionally high demand for our products from the Israeli Defense Ministry in the 2007 period, due to the political situation in Israel at the time. Our strong cash position, and cash equivalents of $3.9 million strongly position us for future growth. We remain keenly aware of the fluctuations in our revenue stream and continue to manage the Company’s performance on an annual basis rather than on a quarter to quarter basis. Our annual results for 2007 reflect a 82% year-over-year increase in revenues, the result of growth in all of the Company’s segments.”

“Our sales and marketing efforts are already paying off, as we are receiving new orders from new significant customers world-wide. As we announced a few weeks ago, we have recently received a $4.5 million order from the Israeli Ministry of Defense. We are continuing to witness increased demand for our personal military protective equipment from the Israeli Ministry of Defense, whose orders demonstrates their confidence in our products.”

“With a strong cash position, a strong pipeline, a broad customer base and leading products, I believe that we are well positioned to leverage opportunities in our markets.”

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

CONTACT INFORMATION:

AYELET SHAKED SHILONI
INVESTOR RELATIONS
1-866-44-786-33
ayeletshi@yahoo.com